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                                                                    EXHIBIT 99.1



CONTACT :      Jay D. Kranzler, M.D., Ph.D., Chief Executive Officer, Chairman
               of the Board
               R. Michael Gendreau, M.D., Ph.D., Executive Vice President
               Manda Hall, Investor Relations Administrator
               Cypress Bioscience, Inc.
               (858) 452-2323

MEDIA CONTACT:  Jeff Davis, Small Caps Online (212) 554-4158
                Steve Rouhandeh, Small Caps Online (212) 554-4158

  CYPRESS BIOSCIENCE ANNOUNCES RESTRUCTURING OF PROSORBA(R) COLUMN AGREEMENT
                                WITH FRESENIUS

Fresenius to Assume Responsibility for all PROSORBA column Sales, Marketing and
                                Clinical Efforts

Cypress to Receive Upfront Payment of $8 Million and the Opportunity to Receive
                        Significant Additional Royalties


January 22, 2001, San Diego, CA - Cypress Bioscience, Inc. (NASDAQ: CYPB) announced today that it has restructured its PROSORBA column partnership agreement with Fresenius AG of Bad Homburg, Germany and its United States (US) subsidiary, Fresenius HemoCare, Inc. of Redmond, Washington. Pursuant to the terms of the revised agreement with Fresenius HemoCare GmbH and Fresenius HemoCare, Inc., Fresenius HemoCare will now be responsible for all PROSORBA column sales, marketing and clinical efforts worldwide. Cypress in turn will receive an upfront payment of $8 million, a portion of which reflects prepaid royalties. Cypress will also have the opportunity to receive potentially significant additional royalty payments for the life of the PROSORBA column.

"PROSORBA column sales have continued to grow since the product was launched for RA in April 1999, with total sales of $3.1 million in 1999 and $8.5 million in 2000. However, it has become evident that long-term concerted focus and efforts of an organization with the resources of Fresenius HemoCare, with expertise in apheresis equipment and service, is required for the PROSORBA column to achieve its full potential in the marketplace. As a result of this restructuring, Cypress expects to realize the equivalent economic value of the previous agreement, while significantly limiting our operating and financial risk," commented Jay D. Kranzler, M.D., Ph.D., Cypress Chief Executive Officer,
Chairman of the Board.   "Furthermore, we now have the wherewithal to pursue
other opportunities for Cypress and its shareholders, to complement the royalty revenues that we hope to result if Fresenius HemoCare is successful in building PROSORBA column sales."

In March of 1999 Cypress entered into an agreement providing Fresenius HemoCare with an exclusive license to distribute the PROSORBA(R) column, a treatment for rheumatoid arthritis (RA),

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in the US, Europe and Latin America and, subject to certain conditions, Japan and select Asian countries. The original agreement with Fresenius specified joint efforts to introduce and market the PROSORBA column in the US, with Cypress bearing the responsibility for sales, marketing and clinical research associated with the product in the US. The agreement included a 50/50 profit split in countries other than the US, and 50/50 profit split in the US until PROSORBA column revenue reached a pre-determined sales threshold ($25,000,000), after which time Cypress would receive 60% of the profits.

Pursuant to the terms of the revised agreement, retroactive to January 1, 2001, Fresenius HemoCare will be responsible for all sales, marketing, clinical and regulatory activities and expenses worldwide, and will hire Cypress' relevant personnel to support those efforts. As a result, Cypress is no longer responsible for the approximately $10 million annual expense necessary to support those functions. The revised agreement transfers certain assets of Cypress associated with the PROSORBA column, including the Food and Drug Administration Pre-Market Approval, to Fresenius HemoCare. Cypress in turn will receive an upfront payment of $8 million, a portion of which reflects prepaid royalties, and will also have the opportunity to receive potentially significant additional royalty payments for the life of the PROSORBA column. Cypress will continue to hold the patents and trademarks related to PROSORBA column.


Cypress is now focusing its expertise and resources on developing therapeutics for the treatment of other rheumatologic disorders, as well as on the ongoing development of Cyplex(TM) (Infusible Platelet Membranes) in conjunction with the Dutch Red Cross. Cypress has begun a strategic initiative into the treatment of Fibromyalgia Syndrome ("FMS"), the second most commonly diagnosed rheumatological disorder after osteoarthritis. FMS is estimated to affect over
3.7 million people in the US alone. FMS is characterized by chronic and widespread pain and stiffness, fatigue, poor sleep, and headaches. Treatment options are limited as there are no agents specifically approved by the US Food and Drug Administration (FDA) for the treatment of FMS.


About Cypress Bioscience, Inc.
------------------------------

Cypress is engaged in the development of novel therapeutic agents for the treatment of rheumatologic disorders and blood platelet disorders. Cypress has begun a strategic initiative into the treatment of Fibromyalgia Syndrome
("FMS"), the second most commonly diagnosed rheumatological disorder after osteoarthritis. In addition, Cypress is developing Cyplex(TM) (Infusible Platelet Membranes), which is positioned to become an alternative for traditional platelet infusions. For more information about Cypress, please visit the company's Web site at www.cypressbio.com.
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This press release, including the following statements, that the Prosorba column has not reached its full market potential and that Fresenius will be able to achieve its full potential in the marketplace, that Cypress will realize the equivalent economic value of the previous agreement with Fresenius under the new agreement, that Fresenius will be able to increase the sales of the Prosorba column and other statements that are not historical facts, contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. Actual results could vary materially from those described as a result of a number of factors, including a risk that Fresenius may not be able to successfully market the Prosorba column for the treatment

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of RA, that the sales of the Prosorba column for the RA indication may decrease, whether Cypress will receive any future royalties under its revised agreement with Fresenius, that Cypress may not develop Cyplex or if developed, that it may not receive regulatory clearance for any indications, whether Cypress will be successful in its efforts focused on FMS, as well as other risks detailed from time to time in Cypress' SEC reports, including its annual report on Form 10-K/A for the year ended December 31, 1999 and its most recent quarterly report on Form 10-K. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


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